Exhibit h

                         SHAREHOLDER SERVICING AGREEMENT



Fred Alger & Company, Incorporated.
30 Montgomery Street
Jersey City, NJ 07302


Dear Sirs:

The China-U.S. Growth Fund (the "Fund") confirms its agreement with Fred Alger & Company, Incorporated ("Alger Inc.") with respect to the servicing of shareholder accounts in the Fund.

Section 1. Compensation and Services to be Rendered.

(a) The Fund will pay Alger Inc. an annual fee in compensation for its services in connection with the servicing of shareholder accounts. The annual fee paid to Alger Inc. under this Agreement will be calculated daily and paid monthly by the Fund at the annual rate of .25%% of the Fund's average daily net assets.

(b) The annual fee will be used by Alger Inc. to provide compensation for ongoing servicing and/or maintenance of shareholder accounts and to cover an allocable portion of overhead and other Alger Inc. and selected dealer office expenses related to the servicing and/or maintenance of shareholder accounts. Compensation will be paid by Alger Inc. to persons, including Alger Inc. employees, who respond to inquiries of shareholders of the Fund regarding their ownership of shares or their accounts with the Fund or who provide other similar services not otherwise required to be provided by the Fund's investment manager, transfer agent or other agent of the Fund.

Section 2. Approval of Trustees.

This Agreement will not take effect until approved by a majority vote of both
(a) the full Board of Trustees of the Fund and (b) those Trustees who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of this Agreement (the "Independent Trustees")

Section 3. Continuance of Agreement.

This Agreement will continue in effect from year to year so long as its continuance is specifically approved annually by vote of the Fund's Board of Trustees in the manner described in Section 2 above.

Section 4. Termination.

(a) This Agreement may be terminated at any time, without the payment of penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Fund on not more than 60 days' written notice to Alger Inc.

(b)  This Agreement will terminate automatically in the event of its assignment.

Section 5. Amendments.

No material amendment to this Agreement may be made unless approved by the Fund's Board of Trustees in the manner described in Section 2 above

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Section 6. Preservation of Materials

The Fund will preserve copies of this Agreement for a period of not less than six years (the first two years in an easily accessible place) from the date of this Agreement.

Section 7. Meaning of Certain Terms.

As used in this Agreement, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the Investment Company Act of 1940, as amended (the "Act") and the rules and regulations under the Act, subject to any exemption that may be granted to the Fund under the Act by the Securities and Exchange Commission.

Section 8. Filing of Declaration of Trust.

The Fund represents that a copy of its Declaration of Trust dated as of February 14, 2003, as amended from time to time (the "Declaration of Trust"), is on file with the Secretary of the Commonwealth of Massachusetts.

Section 9. Limitation of Liability.

The obligations of the Fund under this Agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Fund, and signed by an authorized officer of the Fund, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Fund as provided in the Declaration of Trust.

Section 10. Dates.

This Agreement has been executed by the Fund as of September 8, 2003 and will become effective as of that date.

If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy of this Agreement.
Very truly yours,

THE CHINA-U.S. GROWTH FUND


By: /s/ Frederick A. Blum
    ---------------------
        Frederick A. Blum


FRED ALGER & COMPANY, INCORPORATED



By: /s/ Frederick A. Blum
    ---------------------
        Frederick A Blum